Exhibit 99.1

Park Place Energy Corp. Announces Corporate Restructuring as Step in Growth Strategy

Dallas, TX July 31, 2015 — Park Place Energy Corp. (OTCQB: PKPL) (“PPEC” or the “Company”) announced its intention to undergo a corporate restructuring that will include the creation of a new parent Delaware holding company. The Company’s Board of Directors believes that this action will strengthen the Company’s infrastructure for future acquisitions, as we seek to grow the Company. The Company is actively seeking additional opportunities for growth, including acquisitions, farm-ins and new licenses.

Scott C. Larsen, the Company’s President and Chief Executive Officer, explained: “We are undertaking this restructuring to provide the Company with flexibility as we pursue our goal of growth through acquisitions of oil and gas exploration and production opportunities, with particular emphasis on natural gas from coals, also called coal bed methane or CBM. This restructuring will permit us to keep the assets we acquire in separate subsidiary companies and will also enhance our ability to optimize tax planning.”

The Board also believes that Delaware offers important advantages for the Company and its stockholders, noting that more than fifty percent of all publicly traded companies in the United States are incorporated in Delaware, including sixty percent of companies that constitute the Fortune 500. Delaware has a well-developed body of corporate law and a specialized court system for business disputes, providing public companies predictability and certainty in pursuing acquisition-driven strategies.

Bulgarian License Status

With respect to our Bulgarian CBM license (Block 1-11 Vranino located in northeast Bulgaria), on August 26, 2014, the Bulgarian environmental agency approved PPEC’s overall work program and first year annual work program. A number of parties appealed and an appeals proceeding was commenced before an administrative judge panel. The next hearing is October 26, 2015. PPEC is continuing its data gathering, evaluation and planning, is acquiring the land for future wellsites and is performing an environmental baseline survey of the license area. The initial term of the License Agreement will not begin until (i) the appeals proceeding is completed and the decision upheld and (ii) the Bulgarian energy agency has approved the Company’s work programs.

Additional Information about the Restructuring Proposal

For the restructuring, PPEC has created a new Delaware corporation, Park Place Energy Inc. (“PPE Inc.”), as a wholly owned subsidiary of PPEC, and a new Nevada corporation that is a wholly owned subsidiary of PPE Inc. Upon stockholder approval, the Nevada subsidiary of PPE Inc. will be merged with PPEC so that PPEC will become the wholly-owned subsidiary of PPE Inc., and PPE Inc. will become the publicly traded parent holding company. In connection with the restructuring, PPEC’s outstanding shares of common stock will automatically be converted into the same number of shares of common stock of PPE Inc. The stockholders of PPEC will automatically become the stockholders of PPE Inc. and will own the same number of shares of PPE Inc. common stock that they owned of PPEC common stock immediately prior to the restructuring. There will be no need to exchange stock certificates; the current PPEC stock certificate will constitute a certificate for PPE Inc. stock.

Following the restructuring, our business will not change. PPEC will continue its existence as a Nevada corporation and will continue to own the Bulgarian assets but will be a wholly owned subsidiary of PPE Inc. The executive officers and the composition of the Board of Directors of new parent PPE Inc. immediately after completion of the reincorporation will be the same as the current executive officers and directors of PPEC. Furthermore, we expect that PPE Inc. will be able to use the same trading symbol (PKPL) and CUSIP number that are currently used by PPEC.

The restructuring is conditioned upon, among other things, receiving stockholder approval at a special meeting. Accordingly, PPE Inc. has filed a Registration Statement on Form S-4 (File No. 333-205771) and the Company will also file a Proxy Statement/Prospectus. Upon SEC approval of this Proxy Statement/Prospectus, it will be mailed to stockholders and a special meeting date will be set. At this time, the Company expects the special meeting to be held in September 2015.

STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AS IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED RESTRUCTURING AND RELATED MATTERS. STOCKHOLDERS WILL HAVE ACCESS TO FREE COPIES OF THE PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AND PPE INC. THROUGH THE SEC WEBSITE AT WWW.SEC.GOV. THE PROXY STATEMENT/PROSPECTUS AND RELATED MATERIALS MAY ALSO BE OBTAINED FOR FREE (WHEN AVAILABLE) FROM THE COMPANY BY CALLING THE CONTACT LISTED AT THE END OF THIS RELEASE.

About Park Place Energy Corp.

Park Place Energy Corp. is an energy company engaged in the exploration for oil and natural gas. For further information, please see our website: www.parkplaceenergy.com or email us: contact@parkplaceenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which are based on current expectations, estimates, and projections about the Company’s business and prospects, as well as management’s beliefs, and certain assumptions made by management. Words such as

“anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “should,” “will” and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. The Company undertakes no obligation to publicly revise or update any forward-looking statements for any reason. These statements include, but are not limited to, statements about the Company’s expansion and business strategies and anticipated growth opportunities and the amount of fundraising necessary to achieve it. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Accordingly, actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. These factors include operational and geological risks, the ability of the Company to raise necessary funds for exploration; the fact that the Company does not operate all its properties; changes in law or governmental regulations, including tax and environmental requirements; the outcome of commercial negotiations; changes in technical or operating conditions; and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings, including but not limited to the most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

Company Contacts:

Scott C. Larsen, President and CEO

Francis M. Munchinski, Secretary and Treasurer

Park Place Energy Corp.

214-220-4340